Exhibit 99.1

NEWS RELEASE

300 Perimeter Park Drive, Suite A	Company Contact:	Investor Relations:
Morrisville, North Carolina 27560	Neil Boss, Controller and	Deborah Pawlowski
919.468.0399	Principal Financial Officer	KEI Advisors
	919.468.0399, ext. 229	716.843.3908
	nboss@moissanite.com	dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

CHARLES & COLVARD REPORTS FOURTH QUARTER AND 2008 FINANCIAL RESULTS

Company ends year with $5.6 million in cash, no long term debt and total inventory of $43 million at year end

MORRISVILLE, N.C., March 27, 2009 - Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole manufacturer and distributor of moissanite, a unique, brilliant jewel sold through jewelers and other retailers around the world, today reported its financial results for the fourth quarter and year ended December 31, 2008.

Net sales for the quarter were $3.5 million, down 55% from $7.9 million in the fourth quarter of 2007. The decline reflects the significant slowdown in the retail environment and reduced inventory commitments from major retailers that sell moissanite jewelry.

Net loss for the fourth quarter was $1.3 million, or $0.07 per diluted share, compared with a net loss of $1.1 million, or $0.06 per diluted share for the fourth quarter of 2007. A $3.2 million reduction in marketing and sales expense combined with a $1.9 million reversal of bad debt expense related to the receivable settlement with a wholesale customer of the Company partially offset the impact of lower sales and $1.6 million additional income tax expense upon establishing a valuation allowance for certain U.S. deferred tax assets. The allowance was established due to the Company’s 2008 net loss and uncertainty over whether the Company will be able to generate sufficient future taxable income to fully use the Company’s net operating loss carryforward and other deferred tax assets.

Richard A. Bird, Chief Executive Officer of Charles & Colvard, commented, “We are focused on improving the Company’s overall operating position by adjusting our marketing plan to better match customer revenue expectations and by broadening our marketing beyond self-purchasing women to encompass a wider range of market segments. We are continuing to explore sales initiatives intended to reduce our finished goods inventory.”

He added, “The business environment is extraordinarily challenging and our customers are experiencing severely reduced sales and order rates. Our short-term efforts are directed toward cost control and near-term sales initiatives. Considering our longer term position, we are conducting a new assessment of our customer value proposition and are developing an updated strategy with the intent to position us for profitable growth in the future.”

Domestic sales for the fourth quarter declined 59% to $2.7 million and international sales for the fourth quarter decreased 38% to $0.8 million. Total shipments of 18,200 carats for the current period dropped 58% from the 43,800 carats shipped in the same period of 2007. The volume decline was somewhat offset by a 5% increase in average selling price per carat in the fourth quarter of 2008 over the same period of 2007.

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Charles & Colvard Reports Fourth Quarter and 2008 Financial Results

March 27, 2009

Gross margin decreased to 61% in the fourth quarter of 2008, down from 69% in 2007 primarily due to an increase in the reserve on jewelry inventory.

Operating expenses were $1.5 million in the fourth quarter of 2008, a decrease of $5.6 million compared with the prior year’s fourth quarter. This decline was attributable to marketing and sales expenses of $1.6 million which were down $3.2 million from the 2007 fourth quarter. The Company has curtailed many marketing activities as it assesses its market channels and redefines its strategy. In addition, the decline in operating expenses was due to a $1.9 million reversal of bad debt expense originally recorded in the third quarter of 2008 related to a wholesale customer. The Company had recorded $4.0 million in non-cash bad debt expense related to this customer in the third quarter of 2008. In January 2009, a settlement agreement was reached with this customer resulting in a higher net realizable value of the receivable than previously estimated. After tax, the bad debt reversal was $1.2 million, or $0.07 per diluted share.

Financial Position

At December 31, 2008, Charles & Colvard had $5.6 million in cash and no long term debt.

At the end of the fourth quarter, the Company had accounts receivable of $3.8 million. Total inventory, including current, long-term and on consignment inventory totaled $43.0 million at the end of 2008.

The Company expects to receive a tax refund of approximately $2.1 million in mid-2009 related to 2008 net operating losses and the closure of its Hong Kong operations.

Year-end Results

At December 31, 2008, Charles & Colvard reported net sales of $14.7 million, a 47% decrease, mostly as a result of a decline in shipments that was somewhat offset by an 8% increase in the average selling price per carat. U.S. retailers’ inventory requirements have declined dramatically due to the challenging U.S. economic environment. Also negatively impacting revenue during 2008 was the termination of manufacturing agreements with two of the Company’s largest wholesale customers.

Gross profit margin for the year was 62%, down from 73% in 2007. Lower margin was primarily caused by higher production costs in the first-in, first-out accounting period relieved from inventory, the write-off of damaged returned consignment inventory, and an increase in the reserve on jewelry inventory.

General and administrative expenses for fiscal year 2008 increased $2.7 million to $8.5 million. Higher expenses were primarily related to a $1.5 million increase in bad debt expense, $0.9 million of additional legal fees, and $0.3 million in severance costs. The increase in general and administrative expense was offset by a $6.6 million decline in marketing & sales expense as the Company measurably reduced advertising activities.

Net loss for 2008 was $6.2 million, or $0.34 per diluted share, compared with break-even results in 2007. Included in the net loss in 2008 was $2.7 million, net of income tax, or $0.15 per diluted share, of non-cash bad debt expense, severance costs and other non-recurring charges. Also included in the 2008 net loss was $1.6 million of additional income tax expense due to the establishment of a valuation allowance against certain United States deferred tax assets.

NASDAQ Listing Status

In August 2008, Charles & Colvard was notified by the Listing Qualifications Division of The NASDAQ Stock Market LLC (“NASDAQ”) that the Company’s common stock is subject to potential

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Charles & Colvard Reports Fourth Quarter and 2008 Financial Results

March 27, 2009

delisting from the NASDAQ Global Select Market because, for the preceding 30 consecutive business days, the price of the Company’s common stock had closed below the minimum $1.00 closing bid price requirement. In response to extraordinary market conditions, NASDAQ has since suspended enforcement of the minimum $1.00 closing bid requirement until July 19, 2009. As a result of the temporary suspension, the Company currently has until November 18, 2009 to regain compliance with the minimum $1.00 closing bid price requirement for continued inclusion on the NASDAQ Global Select Market.

Driving Change in a Challenging Economy

Mr. Bird noted, “There is much change that needs to be made at Charles & Colvard in order to truly capitalize on our unique jewel, moissanite. We believe there is a significant market opportunity for our jewel, and we are evaluating various business alternatives as we develop an updated strategy for today’s environment.” The Company held a conference call on February 10, 2009 to update investors on the Company’s current focus on improving operations. Prepared statements from the conference call are available on the Company’s website.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Charles & Colvard created Moissanite® is currently used in fine jewelry sold primarily through domestic and international retailers. The Company routinely posts news and other important information on its websites www.moissanite.com or www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to the recent downturn in the worldwide economy and its ongoing impact on our business and the business of our customers and suppliers, any trends in the general economy that would adversely affect consumer spending, a further decline in our sales, dependence on consumer acceptance of the Company’s products, dependence on Cree, Inc. as the current supplier of most of the raw material, ability to develop a material second source of supply, dependence on a limited number of customers, risks of conducting operations in foreign countries, our dependence on third parties, continued listing of our common stock on the NASDAQ Global Select Market and the impact of significant changes in our management team on our ability to execute our business strategy in the near term ,in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

Financial Tables Follow.

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Charles & Colvard Reports Fourth Quarter and 2008 Financial Results

March 27, 2009

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

	(Unaudited)
	Three Months Ended December 31,		Year End December 31,
	2008	2007	2008	2007
Net Sales	$3,520,950	$7,885,916	$14,727,054	$27,818,446
Cost of Goods Sold	1,365,291	2,472,357	5,592,879	7,608,495

Gross Profit	2,155,659	5,413,559	9,134,175	20,209,951

Operating Expenses:
Marketing & Sales	1,644,585	4,850,809	7,466,266	14,086,863
General & Administrative	(232,270)	2,235,879	8,454,567	5,720,996
Research & Development	77,981	37,283	113,621	76,646

Total Operating Expenses	1,490,296	7,123,971	16,034,454	19,884,505

Operating Income (Loss)	665,363	(1,710,412)	(6,900,279)	325,446

Interest Income	20,266	68,283	116,484	491,138

Pretax income (Loss)	685,629	(1,642,129)	(6,783,795)	816,584

Income Tax Expense (Benefit)	1,937,569	(503,235)	(632,667)	841,008

Net Loss	$(1,251,940)	$(1,138,894)	$(6,151,128)	$(24,424)

Basic Net Loss per Share	$(0.07)	$(0.06)	$(0.34)	$(0.00)

Diluted Net Loss per Share	$(0.07)	$(0.06)	$(0.34)	$(0.00)

Weighted-average Common Shares:
Basic	18,334,136	18,106,526	18,240,853	18,065,739

Diluted	18,334,136	18,106,526	18,240,853	18,065,739

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Charles & Colvard Reports Fourth Quarter and 2008 Financial Results

March 27, 2009

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
Assets
Current Assets
Cash and equivalents	$5,587,144	$7,048,409
Receivables:
Trade	3,754,657	9,381,719
Interest	2,747	7,457
Income Tax	2,074,420	82,191
Note	142,000	365,390
Inventory, net	6,849,239	14,426,000
Inventory on consignment, net	1,442,608	1,763,243
Prepaid expenses and other assets	500,643	759,627
Deferred income taxes	1,231,071	980,674

Total Current Assets	21,584,529	34,814,710

Long Term Assets
Notes receivable	82,627	—
Inventory, net	34,727,841	26,851,837
Furniture and equipment, net	412,234	597,349
Patent and license rights, net	279,315	358,330
Deferred income taxes	940,903	528,525

Total Long Term Assets	36,442,920	28,336,041

	$58,027,449	$63,150,751

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable:
Cree, Inc.	$—	$469,899
Other	1,631,074	2,880,137
Deferred revenue	171,181	—
Accrued payroll	144,189	256,344
Accrued co-op Advertising	401,849	452,792
Accrued expenses and other liabilities	479,395	268,973

Total Current Liabilities	2,827,688	4,328,145

Long Term Liabilities
Accrued Income Taxes	3,154,110	911,606

Total Liabilities	5,981,798	5,239,751

Shareholders’ Equity	52,045,651	57,911,000

	$58,027,449	$63,150,751

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